LOCALIZATION AND DISTRIBUTION AGREEMENT

                                     BETWEEN

                         SOFTWARE PUBLISHING CORPORATION

                                       AND

                                   CHOTEN INC



         This Agreement ("Agreement") is made effective as of February 16, 1995 (the "Effective Date"), by and between SOFTWARE PUBLISHING CORPORATION, a Delaware corporation with its principal office located at 3165 Kifer Road, Santa Clara, California 95051 ("SPC"); and CHOTEN INC., a Minnesota corporation with its principal office located at 601 Second Avenue, Suite 3200, Minneapolis, Minnesota 55402 ("Choten").

                                    RECITALS

         SPC and Choten desire that Choten localize SPC's proprietary software Products known as "Harvard Graphics Windows version 3.x" and all subsequent releases, enhancements, modifications, bug fixes and updates therefor for distribution only in Japan, under the terms and conditions of this Agreement.

         NOW, THEREFORE, for good and valuable consideration, SPC and Choten agree as follows:

                                    AGREEMENT

1.       DEFINITIONS

         In this Agreement (including the Recitals, and the Exhibits attached hereto), unless the context otherwise requires, the following expressions will bear the meanings shown:

         1.1 END-USER LICENSE. The SPC standard license agreement in the form set out in Exhibit A to this Agreement (or in such other form as SPC prescribes).

         1.2 PRODUCTS. Harvard Graphics Windows version 3.x (comprising the software, End-User License, manuals and other printed materials prepared by SPC) for the following platforms:

         (a) Harvard Graphics for Windows V3.xJ, NEC 9800 series (HGW 3.xJN);

         (b) Harvard Graphics for Windows V3.xJ, IBM compatible (HGW 3.xJI);



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         (c) Harvard  Graphics for Windows  V3.xJ,  Upgrade NEC 9800 series (HGW
             3.xJNU);

         (d) Harvard Graphics for Windows V3.xJ, Upgrade IBM compatible (HGW 3.xJIU),

         (e) Harvard Graphics for Windows V3.xJ, OEM Products, NEC 9800 series (HGW 3.xJNO); and

         (f) Harvard Graphics for Windows V3.xJ, OEM Products, IBM compatible (HGW 3.JIO).

         Any upgrades, updates, corrections, modifications, new releases and enhancements of the Products shall be deemed the Products and shall be covered by is Agreement.

         References to clauses, the parties, the Recitals, and the Exhibits are respectively to the clauses of, and the parties, the Recitals, and the Exhibits to this Agreement. Further, the headings in this Agreement are for use of reference only and will not affect its interpretation.

2.       GRANT OF LICENSE.

         2.1 GRANT OF LOCALIZATION AND DISTRIBUTION LICENSE. During the term of this Agreement SPC grants to Choten an exclusive license (a) to translate or have translated the Products into the Japanese language and otherwise localize or have localized the Products to account for cultural difference between the United States and Japan, and (b) to copy and manufacture complete packages of the translated Products, and distribute such packages of the translated Products in Japan either directly or through subdistributors, original equipment manufacturers, and value added resellers. In this regard, it is a material condition to the rights granted to Choten hereunder that Choten assure that the subdistributors, original equipment manufacturers, and value added resellers distributes the translated Products in conformance with the conditions of this Agreement, and as necessary to protect SPC's ownership and intellectual property rights in the Products under applicable law.

         2.2 LOCALIZATION OF PRODUCTS. Choten's translation of the Products will include, without limitation, translation of the software, menus, manuals, End-User License, registration cards, product packaging, disk labels, SPC brochures, and all other packaging and promotional materials relating to the distribution of the Products in Japan. Choten will advise SPC of all changes necessary or advisable in order to comply with the local laws in Japan, and all such changes must be first approved by SPC in writing before being implemented. All translated materials must be first approved by SPC in writing before being distributed by Choten in Japan. SPC agrees to respond to Choten's request for approval within fifteen (15) calendar days of SPC's receipt of said request for approval. If SPC does not respond to Choten within fifteen

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(15)  calendar  days,  SPC's  approval is assumed.  Choten shall be obligated to localize the Products unless Choten has commercially reasonable grounds not to do so.

         2.3 RECORDS. Choten will keep proper and accurate records of the translated copies of the Products made by it and will provide SPC with a quarterly statement (no later than the 45th day following the close of each quarter) detailing the number of copies made and distributed by it in Japan pursuant to this Agreement. Such statement shall be in a form specified by SPC.

         2.4 AUDIT RIGHTS. SPC will have the right to enter Choten's premises at any reasonable time:

         (a) to audit the net number of translated copies of the Products shipped by Choten. In the event of any discrepancy between the net number of copies shipped by Choten and the statements provided to SPC pursuant to Section 2.3 above, Choten will immediately rectify such discrepancy to SPC's satisfaction, and pay to SPC all overdue royalties, if any, with interest dating from the date when such amounts were due. For this purpose, interest will be the lower of 1.5% of the overdue amount per month, or the highest amount permissible under applicable law.

         (b) to examine the quality of translated copies of the Products made and distributed by Choten in accordance with Choten's obligations pursuant to Section 2.5 below. In the event that, in the reasonable opinion of SPC, Choten is not acting in accordance with its obligations pursuant to Section 2.5 below, Choten will immediately rectify such non-compliance. If Choten does not rectify such discrepancy or non-compliance within 90 calendar days of the discovery of the discrepancy or non- compliance, SPC may, at its election, terminate this Agreement forthwith by service of written notice of Choten.

         2.5 TRANSLATION SCHEDULE AND QUALITY STANDARDS. Choten undertakes to use its best endeavors to complete the translation of the Products within the time frame and to the quality standards agreed as set forth on Exhibit B attached hereto. On completion of the translation Choten will provide SPC with a reasonable number of copies of the translated Products on each and every media on which the Products has been translated and recorded, together with all technical information related to the translation. It is expressly provided that SPC's acceptance of the translation will neither relieve Choten from its liabilities for defects in the translation nor make SPC responsible therefor.



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         2.6 SPC DELIVERABLES.  Promptly  following  execution of this Agreement
SPC will provide Choten with "double bite enabled" code for the Products and object code which will be sufficient for Choten to complete the translation of the Products as contemplated hereunder ("Localization Code"). SPC will also provide Choten with copy of all manuals, registration cards and other written materials which are to be translated by Choten and included in packages of the Products for distribution in Japan. SPC will permit Choten's designated engineers to access the SPC source code for the Products at SPC's facilities in Santa Clara - subject to the terms of this Section 2.6. For this purpose, SPC will provide Choten with a reasonable amount of support at SPC's facilities - but Choten and SPC each will pay all of its own direct and indirect costs, including but not limited to travel costs, relating to Choten's translation out
of  SPC's  facilities  and/or  localization   facilities  in  Japan.  No  Choten
designated engineers will have access to the Localization Code until he/she executes and delivers to SPC a SPC confidentiality agreement in the form attached hereto as Exhibit C. Choten will notify SPC immediately should it become aware of misuse or disclosure of the Localization Code or source code in an manner prohibited by this Agreement, and will fully cooperate with SPC to correct and limit SPC's damages resulting from such disclosure or misuse.

         2.7 CHOTEN'S DELIVERABLES. The translated deliverables for the translated Products to be provided by Choten to SPC will include (a) complete machine-executable object code (and source code if it is made available by SPC to Choten at SPC's facilities as described in Section 2.6 above), (b) complete programmers' documentation in its best and most complete form then available as well as other documentation and materials listed in Section 2.2 above, and (c) all tools and compilers necessary for SPC to make a build of the Products being delivered (if any such tools and compilers are readily available third party products, Choten may identify such necessary compilers and tools rather than provide them to SPC). Notwithstanding the foregoing, if the delivery of any portion of any elements of the localized version of the Products, documents, tools or any other items shall require the consent of any third party, such assignment shall be subject to and effective as of the granting of such consent. SPC shall be responsible for obtaining such third-party consents, provided that Choten shall assist SPC as is reasonably necessary, at SPC's expense, in obtaining such third party consents.

         2.8 DELIVERY OF TRANSLATION DELIVERABLES. All deliverables, including intermediate versions if specified on Exhibit B, will be delivered by Choten to SPC at Choten's expense in conformance with Exhibit B (which exhibit also specifies the specific format and SPC contact person for the delivery by Choten of the deliverables for the Products). When and as SPC requests, Choten will deliver to SPC, to the extent that it does not unreasonably interfere with Choten's ability to comply with the time frame set forth on Exhibit

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B, a portion of the translated Products in its then most current form.

         2.9 TRANSLATION OF UPDATES AND ENHANCEMENTS. During the term of this Agreement, SPC will promptly provide Choten with updates and upgrades to the SPC Products free of charge. Choten will promptly translate, at its expense, and make part of the Products, such updates and upgrades for distribution hereunder. All such translations will automatically be assigned to SPC as provided in
Section 3 below. Choten shall obligated to localize the Products unless Choten has commercially reasonable grounds for not to do so.

         2.10 RESTRICTIONS ON TRANSLATIONS. Choten will not be entitled to copy or translate any materials of SPC other than the Products, the packaging or the End-User License without SPC's prior written approval.

         2.11 SUPPORT. During the terms of this Agreement, SPC shall provide the Technical Support and the Error Fixes through appropriate communications mechanisms (telephone, fax, or electronic mail) to Choten's designated support contact or backup support contact if the primary designated contact is unavailable. Choten will receive technical information on the development of solutions, software problem analysis, and responses to technical issues as they pertain to the operation of the Products.

         2.12 TECHNICAL SUPPORT.  During the term of this Agreement,  SPC shall:
(i) designate an individual or individuals and fax numbers as main points of contact at SPC for fax hotline support; and (ii) provide such fax hotline support. SPC shall use its best efforts to respond to all fax inquiries immediately, and, subject to its obligations with respect to Error Fixes set for in Section 2.13 below, no later than 48 hours after the initial inquiry. The obligations set forth in this Section shall be referred to as "Technical Support".

         2.13 ERROR FIXES. During the term of this Agreement, SPC shall provide bug fixes, error fixes, workarounds, code corrections, and comparable solutions to defects and malfunctions (collectively, "Error Fixes") of the Products according to the schedule agreed by the parties.

3.       TITLE TO TRANSLATED PRODUCTS AND MATERIALS.

         3.1 SPC OWNERSHIP. Choten agrees that the Products (including the source code, if made available by SPC to Choten) and all elements of the translated version of the Products conducted by Choten hereunder are, and will remain at all times, the property of SPC and SPC will retain all right, title and interest thereto. Choten will have no right or license to use the Products or the translated version of the Products except as expressly specified in this Agreement.

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         3.2  ASSIGNMENT OF TRANSLATED  PRODUCTS AND  MATERIALS.  Choten further hereby irrevocably assigns and transfers to SPC all right, title and interest Choten may have or acquire in the translated Products, including the derivative work copyright therein, and the deliverables thereto, including all related trademarks, patents, copyrights, moral rights, and any other intellectual property rights ("Assigning Rights"). Choten agrees that it will execute, upon SPC's request, one or more written assignments in the form attached hereto as Exhibit D or substantially similar thereto, and other documents as SPC may reasonably request in order to document and/or record SPC's rights as stated herein. Such documents may be filed or recorded with such governmental authorities as SPC deems appropriate, including without limitation the United States Copyright Office. Choten hereby waives and agrees never to assert any moral rights it may have in the Products or in the translated Products, during and after the expiration or any termination of this Agreement. Notwithstanding the foregoing, if the assignment of any portion of any elements of the localized version of the Products, documentation, tools or any other items shall require the consent of any third party, such assignment shall be subject to and effective as of the granting of such consent. SPC shall be responsible for obtaining such third-party consents, provided that Choten shall assist SPC as is reasonable necessary, at SPC's expense, in obtaining such third party consents. THE ASSIGNING ASSETS ARE ASSIGNS OR TRANSFERS AS IS, WHERE IS AND CHOTEN MAKES NO WARRANTY RELATING TO THE ASSIGNING ASSETS, EXPRESS OR IMPLIED, AND EXPRESSLY EXCLUDED ANY WARRANTY OR MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

         3.3 WAIVER OF BENEFITS OF OWNERSHIP. To the extent that any rights of Choten in and in relation to the translated version of the Products made pursuant to this Agreement cannot be assigned to SPC under any applicable law, then in such instance Choten hereby irrevocably waives the benefit of any such rights in any part of the world.

4.  CHOTEN'S OBLIGATIONS.

         4.1 MARKETING AND DISTRIBUTION COMMITMENT. Choten will use its best efforts to (a) vigorously promote the distribution of the Products in Japan in accordance with SPC's terms and policies as announced from time to time; and (b) satisfy those reasonable criteria and policies with respect to Choten's obligations under this Agreement communicated in writing by SPC to Choten from time to time. Specifically, Choten will use commercially reasonable efforts to, during the term of this Agreement implement the marketing and promotion programs and budget commitments for the distribution of the Products by Choten as set forth on Exhibit E attached hereto. These marketing commitments may be changed from time-to-time on the mutual agreement of the parties. Failure to meet the marketing commitments for the Products for each of years shall not be grounds for termination of the Agreement.

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         4.2 SALES GOALS.  Choten will use its best efforts to achieve the sales goals during first year from the first customer shipment of the Products in Japan, as described and set forth on Exhibit F attached hereto, consisting of targeted unit sales of the Products in Japan. Following the initial period (and within 60 days of the end of the then current year), the parties will mutually agree on the quarterly and annual sales goals for the immediately succeeding year - which in any event will be no less than the sales goals for the immediately preceding year. In the event that SPC and Choten are unable to agree, the annual sales goals for the immediately succeeding year will be the same amount of immediately preceding year. Failure to meet the sales goals for the Products for each of years shall not be ground for termination of this Agreement.

         4.3 SUPPORT AND RESOURCE COMMITMENTS. Choten further commits to provide an adequate level of support, in line with software industry standards in the Japanese market, for the Products at its own expense and in accordance with the customer sales and support staffing levels, training and related customer service commitment as described and set forth on Exhibit G attached hereto. These support and resource commitments may be changed from time-to-time on the mutual agreement of the parties. Choten's failure to meet the agreed-on commitments will be a material breach of this Agreement.

         4.4 NO COMPETITIVE PRODUCTS. Choten agrees and undertakes not to stock, promote or distribute any product that directly competes with the Products.

         4.5 PRODUCT RETURNS. Choten agrees and undertakes to be solely responsible for all returns of the translated Products at its own expense, provided, however, Choten shall have the right to deduct license fees payable to SPC to account for returns received and credited in that calendar quarter.

         4.6 DISTRIBUTION SUBJECT TO END-USER LICENSE. Choten agrees and undertakes to ensure that the distribution of the Products in Japan will be subject to the End-User License, and in particular but without limitation, Choten will ensure that all its customers are made aware, prior to the license to the customer being concluded, that the Products are being supplied subject to the terms of the End-User License. For this purpose, translated copy of the End-User License will be included in each package of the Products distributed by Choten in Japan.

         4.7 QUALITY OF TRANSLATED PRODUCT; INDEMNITY. Choten will be responsible for the quality of the copies of the Products and the accuracy of the translations made by it pursuant to this Agreement and agrees to indemnify and hold SPC harmless from and against, any and all claims, costs, damages, liabilities and expenses (including legal fees) arising out of Choten's distribution of the Products in Japan.

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         4.8 TRANSLATION EXPENSE. The translation of the Products, packaging and
End-User License will be at the entire expense of Choten.

         4.9 INVENTORY. Choten will maintain at least one warehouse facility in Japan, and will maintain an inventory of the Products and warehousing facilities sufficient to serve adequately the needs of its customers on a timely basis. As a minimum, such inventory will include not less than the quantity of the Products necessary to meet Choten's reasonably anticipated demands for a 30 day period.

         4.10 CHOTEN FINANCIAL CONDITION. Choten will maintain and employ in connection with Choten's business under this Agreement such working capital and net worth as may be required in SPC's reasonable opinion to enable Choten to carry out and perform all of Choten's obligations and responsibilities under this Agreement. From time to time, on reasonable notice by SPC, Choten will furnish such financial reports and other financial data as SPC may reasonably request as necessary to determine Choten's financial condition.

         4.11 PACKAGING. Choten will distribute the Products with all packaging, warranties and disclaimers and license agreements intact as specified by SPC, and will instruct its customers as to the terms of such documents applicable to the Products.

         4.12 CHOTEN COVENANTS. Choten will: (a) conduct business in a manner that reflects favorably at all times on the Products and the good name, good will and reputation of SPC; (b) avoid deceptive, misleading or unethical practices that are or might be detrimental to SPC, the Products or the public;
(c) make no false or misleading representations with regard to SPC or the Products; (d) not publish or employ, or cooperate in the publication or employment of, any misleading or deceptive advertising material with regard to SPC or the Products; (e) make no representations, warranties or guarantees to customers or to the trade with respect to the specifications, features or capabilities of the Products that are inconsistent with the literature distributed by SPC; and (f) not enter into any contract or engage in any practice detrimental to the interests of SPC in the Products.

         4.13 COMPLIANCE WITH LAW. Choten will comply with all applicable international, national, state, regional and local laws and regulations in performing its duties hereunder and in any of its dealings with respect to the Products.

         4.14 JAPANESE GOVERNMENTAL APPROVAL. If any approval with respect to this Agreement, or the notification or registration thereof, will be required at any time during the term of this Agreement, with respect to giving legal effect to this Agreement in Japan, Choten will immediately take whatever steps may be necessary

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in this respect,  and any charges  incurred in connection  therewith will be for the account of Choten. Choten will keep SPC currently informed of its efforts in this connection.

         4.15 MARKET CONDITIONS. Choten will advise SPC promptly concerning any market information that comes to Choten's attention respecting SPC, the Products, SPC's market position or the continued competitiveness of the Products in the Japanese marketplace. Choten will confer with SPC from time to time at the request of SPC on matters relating to market conditions, sales forecasting and product planning relating to the Products.

5.       ROYALTY PAYMENTS.

         5.1 ROYALTY PAYMENTS. For each copy of the Products that Choten shipped to end users, subdistributor, OEM manufacturers, and value-added resellers, Choten will pay to SPC the per unit royalty as set forth in Exhibit H attached hereto. The per unit royalty is 17.5% of either (i) the recommended retail price ("RRP") of the Products in Japan if the Product is shipped stand alone; or (ii) the product price charged by Choten's OEM manufacturer less the cost of goods if the Products are shipped as an OEM product. For this purpose and within 60 days of the end of the then-current year, SPC will set and notify Choten of the RRP in effect for the immediately succeeding year. Choten will provide to SPC an analysis of the current local market conditions in Japan ("Market Information") and SPC will consider the Market Information provided in good faith in setting the RRP; but in no event will the RRP for the succeeding year be more than then RRP then in effect. If the term of this Agreement is extended beyond the initial period, as provided in Section 6.1 below, the Agreement continues under the same terms and conditions as the original Agreement.

         5.2 MINIMUM ANNUAL ROYALTY PAYMENTS. To maintain its rights granted by SPC under this Agreement, Choten agrees to pay to SPC the following minimum annual royalties during each year of the term of this Agreement:

         (a) For the period commencing from the Effective Date through June 30, 1996, Choten will pay to SPC a minimum annual royalty of Y97,700,000 in two payments consisting of (i) a first payment of Y40,000,000 by no later than September 30, 1995, and (ii) a second payment of Y57,700,000 by no later than June 30, 1996.

         (b) Commencing July 1, 1996, and for each 12-month period during the remaining term of this Agreement extending from July 1st to June 30th each year, Choten will pay to SPC a minimum annual royalty which will be mutually agreed to by the parties in good faith at least 60 days prior to the commencing of the next succeeding 12-month period. In the event that Choten and SPC cannot agree on the minimum annual royalty for

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         any 12-month period, then the minimum annual royalty for that year will be Y97,700,000 the first installment consisting of Y40,000,000 to be paid by December 31st of that year, and the second installment consisting of Y57,700,000 to be paid by June 30th of that year. The minimum annual royalty will be paid in two payments, in an amount also to be agreed on by the parties, the first payment to be paid by December 31st and the second payment to be paid by June 30th during each such 12- month period.

         (c) For purposes of payment of the minimum annual royalties, actual royalties paid by Choten will be credited against and will reduce the payment of minimum annual royalties as follows:

                           (i) for the period from the Effective Date until September 30, 1995, actual royalties paid during that period will be credited against the Y40,000,000 installment due on September 30, 1995. The payment described above shall be credited to future royalties between January 1, 1996 and June 30, 1996.

                           (ii) for the period of October 1, 1995 until June 30, 1996, actual royalties paid during that period will be credited against the Y57,700,000 installment due on June 30, 1996;

                           (iii) for each successive period following June 30, 1996, from July 1st to December 1st, actual royalties paid during that period will be credited again the installment due on December 31st; and

                           (iv) for each successive period following June 30, 1996, from January 1st to June 30th, actual royalties paid during the period between January 1st and June 30th of that year will be credited against the installment due on June 30th.

The parties agree that the remedy for the failure to pay the minimum annual royalty payments shall be limited to the rights to terminate the agreement by SPC in accordance with Section 6.5. [Notwithstanding the above, Choten is still obligated to pay to SPC royalties on actual sales of the Products made by Choten, and SPC does not waive its rights to collect such royalties.]

         5.3. PAYMENT TERMS. Choten will pay the per unit royalties described in
Section 5.1 above within 60 days following the close of the end of the quarter for which the license fees are due. This payment will be accompanied by a report containing Choten's calculation of royalties paid, as described in Section 2.3 above.



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         5.4 TAXES AND LATE PAYMENT.  The royalties payable by Choten to SPC are exclusive of any sales, use and/or all other taxes or duties, however designated, except for (i) taxes on SPC's net income and (ii) withholding taxes required to be paid by Choten to Japanese taxing authority, if any. Any such taxes or duties required to be paid or collected by SPC shall be paid by Choten to SPC, unless Choten provides to SPC and appropriate certificate of exemption from the applicable taxing authority. In the event of any delay in making payment of amounts payable to Choten to SPC hereunder, SPC may charge interest at the lower of 1.5% per month from the due date until payment is received by SPC, or the maximum amount payable under applicable law.

         5.5 NO SETOFF. Choten will not setoff or offset against payment to SPC amounts that Choten claims are due to it. Choten will bring any claims or causes of action it may have in a separate action and waives any right it may have to offset, setoff or withhold payment to SPC for the Products.

6.  TERM AND TERMINATION

         6.1 TERM. This Agreement will commence on the Effective Date and will continue by the end of June 1999. Thereafter, unless and until terminated as provided below, this Agreement will be renewed for additional periods of one year each on the mutual agreement of the parties in writing.

         6.2 TERMINATION WITHOUT CAUSE. At any time following the initial term of this Agreement, either party may terminate this Agreement upon giving the other party not less than 120 days prior written notice.

         6.3 TERMINATION FOR CAUSE. If either party defaults in the performance of any of its material obligations under this Agreement, then the non-defaulting party may give written notice to the defaulting party that if the default is not cured within 60 days this Agreement will be terminated. If the default is not cured during the 60 day period then this Agreement will terminate immediately upon the provision of written notice of termination from the non-defaulting party.

         6.4 FAILURE TO COMPLETE TRANSLATION. SPC may terminate this Agreement in accordance with Section 6.3 above if the translation of the Products and their related materials are not completed in accordance with Exhibit B; provided however, Choten shall no be held responsible if SPC should fail to provide Choten with Localization Code and support necessary to complete the localization of the Products within reasonable time frame. Failure to provide required Localization Code and support shall be considered a default by SPC.

         6.5 FAILURE TO MEET ANNUAL ROYALTY COMMITMENTS. Failure to meet the Annual Royalty Commitment for the Product(s) in Exhibit H attached hereto, shall be grounds for termination of this Agreement with respect to the Product(s). SPC must provide written notice of termination within thirty (30) days of Choten's failure to meet the Annual Royalty Commitment for the Product(s).

         6.6 TERMINATION OF INSOLVENCY. Either party may, in its sole discretion, terminate this Agreement forthwith without notice to the other party
(a) upon the institution by or against the other party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of the other party's debts, (b) upon the other party making an assignment for the benefit of creditors, or (c) upon the other party's dissolution, or (d) the other party suffers any other action in consequence of debt or insolvency.

7.       CONSEQUENCES OF TERMINATION.

         7.1 NO RIGHT TO DISTRIBUTE. On termination of this Agreement the license granted to Choten to copy and distribute the Products will immediately cease except such supporting software, information and data which Choten will require to continue to support the Products beyond the date of expiration of termination - but Choten will be entitled to sell off its existing stock of the Products subject to Section 7.2 below.

         7.2 SPC'S PURCHASE OF INVENTORY. SPC will have the option, exercisable by notice in writing served on Choten either before or within 15 days after the date of termination of this Agreement, to require Choten to deliver to SPC or to its order all or part of Choten's inventory of the Products - subject to payment by SPC of full manufacturing cost of such products. If SPC exercises this option, Choten will not be obliged to pay the royalties for the repurchased units of the Products under Section 5.1 above.

         7.3 RETURN OF CONFIDENTIAL INFORMATION. Within 30 days after the termination or expiration of this Agreement, Choten will prepare and return to SPC (at SPC's expense) all SPC confidential information and other SPC materials in Choten's possession, as SPC may direct.

8.       COPYRIGHT AND CONFIDENTIALITY.

         8.1 COPYRIGHT NOTICES. Copyright in the program included in the Products is owned by SPC, and not by Choten or any of Choten's agents or customers. Choten will not remove any legal notices or copyright marks which appear in the Products and will ensure that any and all copies of the Products made by Choten include such notices or marks.

         8.2 NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Each party will keep confidential and will not disclose to any third party any trade secrets and proprietary, technical, commercial and other information relating to the other party without the prior written consent of the other party. In particular, Choten will keep confidential and will not disclose to any third party nor use (except pursuant to this Agreement) any information relating to the Products.

         8.3 INFORMATION THAT IS NOT CONFIDENTIAL. For purposes of Section 8.2 above, the following information will not be deemed to be confidential:

         (a) information that was in the public domain at the time at which the recipient acquired it or came into the public domain after that time through no fault of the recipient;

         (b) information that was in the recipient's knowledge before it was acquired; or

         (c) information that was subsequently disclosed to the recipient by a third party who has the right to make such a disclosure.

         (d) information that has been independently developed by the recipient.

9.   TRADEMARKS AND TRADE NAMES.

         9.1 USE OF TRADEMARK. During the term of this Agreement, Choten will have the right to indicate to the public in Japan that it is a licensee of SPC in relation to the Products and to advertise the Products under the trademarks and trade names that SPC may adopt from time to time (the "SPC Trademarks").

         9.2 NO ALTERATION OR REMOVAL OF TRADEMARKS. Choten will not alter or remove or obscure or translate any of the SPC Trademarks, and it will not at any time during or after the term of this Agreement attempt to register any trademarks or trade names similar to the SPC Trademarks.

         9.3 NO USE OF OTHER TRADEMARKS. Choten will not use any trademarks other than the SPC Trademarks in connection with the Products without the prior written agreement of SPC; provided, however, SPC agrees that Choten may affix its own brand name, trade symbol, logo or their marking to localized Products, in addition to that of SPC, but in no way shall Choten alter SPC's mark. Choten's brand name, trade symbol, logo or other markings must not be more prominent thatn SPC's mark. Choten shall deliver SPC for its approval copies of any advertising or promotional packaging, materials bearing the Trademarks used by Choten with respect to the Products. SPC agrees to respond to Choten's request for approval within fifteen (15) calendar days of SPC's receipt of said request for approval. If SPC does not respond to Choten within fifteen (15) calendar days, SPC's approval is assumed.

         9.4 PRIOR SPC APPROVAL. All representations of the SPC Trademarks that Choten intends to use will first be submitted to SPC for written approval.

         9.5 NO RIGHTS IN TRADEMARKS. Choten has paid no consideration for the use of SPC's trademarks, trade names, logos, designations or copyrights, and nothing contained in this Agreement will give Choten any right, title or interest in any of them. Choten acknowledges that SPC owns and retains all trademarks, trade names, logos, designations, copyrights and other proprietary rights in or associated with the Products, and agrees that Choten will not at any time during or after this Agreement assert or claim any interest in or do anything that may adversely affect the validity of any of SPC's Trademarks. In this regard, Choten agrees to use reasonable efforts to protect SPC's proprietary rights and to cooperate in SPC's efforts to protect its proprietary rights.


10.      INFRINGEMENT PROCEEDINGS AND INDEMNIFICATION.

         10.1 SPC'S INDEMNIFICATION OF CHOTEN. If Choten learns of any possible infringement of any U.S. and/or Japanese patent, copyright or trade mark of any third party arising from the distribution of the Products in Japan pursuant to this Agreement, Choten will immediately notify SPC. At the written request of Choten, SPC will have the sole conduct of any proceedings (including the right to settle a compromise) issued by any third party that the distribution of the Products in Japan by Choten infringes any U.S. or Japanese intellectual property rights of that third party. If Choten requests the conduct of any such proceedings, such conduct will be at the cost of SPC and SPC will indemnify Choten in resepct of any costs, damages or reasonable expenses incurred by Choten and arising from such proceedings or incurred in the course of or in connection with the performance of this Agreement provided that Choten co-operates and assists SPC in conduct of such proceedings including, where appropriate, lending its name.

         10.2 NO INDEMNITY. SPC will have no liability and will not defend Choten in respect of any proceeding arising from the supply of the Products otherwise than in accordance with this Agreement, including without limitation, the distribution of any Products incorrectly translated or in combination with any other products or processes or if the Products are modified or adapted without the prior agreement in writing of SPC or in respect of any trademark infringement claims arising from the use by Choten of any marking or branding not approved by SPC. In particular, SPC will have no liability and will not defend Choten in respect of any proceeding where an infringement results from Choten's translation and not from the original Products.


         10.3 CHOTEN'S INDEMNITY OF SPC. Choten will indemnify SPC and its affiliates for, and hold them harmless from, any loss, expense (including reasonable attorney's fees), damage, or liability arising out of any claim, demand, suit, or action alleging facts that constitute a breach of this Agreement, including but not limited to Choten's distribution of defectively translating Products, Choten's or Affiliate's misrepresentation of the Products in Japan, or infringement of third party intellectual property rights (through no fault of SPC) - provided that SPC promptly informs Choten in writing of any such claim, demand, suit or action. SPC will not agree to the settlement of any such claim, demand, suit or action prior to a final judgement thereon without the consent of Choten, whose consent will not be unreasonably withheld.

         10.4 ENTIRE  LIABILITY;  WAIVER OF  REMEDIES.  The  provisions  of this
Section 10 constitute the entire liability and obligations of SPC and the exclusive remedy of Choten in respect of any alleged infringement of any third party rights arising from the distribution by Choten of the Products pursuant to this Agreement, and Choten waives any remedies it may have at common law, statute or otherwise.

11.      LIMITED WARRANTY; DISCLAIMER OF WARRANTIES.

         11.1 LIMITED WARRANTY. SPC MAKES NO WARRANTIES OR REPRESENTATIONS AS TO THE PERFORMANCE OF THE PRODUCT OR AS TO SERVICE TO CHOTEN OR TO ANY OTHER PERSON, EXCEPT AS SET FORTH IN SPC'S LIMITED WARRANTY AS STATED IN THE END-USER LICENSE. SPC RESERVES THE RIGHT TO CHANGE THE WARRANTY AND SERVICE POLICY SET FORTH IN SUCH LIMITED WARRANTY, OR OTHERWISE, AT ANY TIME, WITHOUT FURTHER NOTICE AND WITHOUT LIABILITY TO DISTRIBUTOR OR TO ANY OTHER PERSON.

         11.2 DISCLAIMER OF WARRANTIES. TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT, ARE HEREBY EXCLUDED BY SPC.

         11.3 CHOTEN WARRANTY. Choten will make no warranty, guarantee or representation, whether written or oral, on SPC's behalf.

12.      LIMITED LIABILITY.

         12.1 NO CONSEQUENTIAL DAMAGES. REGARDLESS WHETHER ANY REMEDY SET FORTH HEREIN OR IN SPC'S LIMITED WARRANTY AS STATED IN THE END- USER LICENSE FAILS OF ITS ESSENTIAL PURPOSE OR OTHERWISE, NEITHER

PARTY SHALL BE LIABLE FOR ANY LOST PROFITS OR FOR ANY DIRECT, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER SPECIAL DAMAGES SUFFERED BY THE OTHER PARTY, ITS CUSTOMERS OR OTHERS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE PRODUCTS, FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF ONE PARTY BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         12.2 MAXIMUM LIABILITY. EXCEPT FOR LIABILITY FOR PERSONAL INJURY OR PROPERTY DAMAGE ARISING FROM SPC'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT WILL SPC'S TOTAL CUMULATIVE LIABILITY IN CONNECTION WITH THIS AGREEMENT OR THE PRODUCTS, FROM ALL CAUSES OF ACTION OF ANY KIND, INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY, EXCEED THE TOTAL AMOUNT PAID BY CHOTEN TO SPC HEREUNDER.

13.      GENERAL PROVISIONS.

         13.1 NOTICE. Any notice under this Agreement will be in writing and will be sent by prepaid registered air mail post or by facsimile transmission (confirmation to be posted within 3 days of the facsimile transmission) addressed to the party at the above address or such other address as may be notified by that party during this Agreement. A notice will be deemed received if sent by registered air mail post on the 10th day after the date of posting and, if sent by facsimile on the date of transmission provided that written confirmation is posted by registered air mail post within three days of the transmission.

         13.2 FORCE MAJEURE. Non-performance of either party will be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions, failure of suppliers or any other reason where failure to perform is beyond the control and not caused by the negligence or fault of the non-performing party.

         13.3 ASSIGNMENT. Choten may not transfer, assign, charge, sub-license or sub-contract, directly and indirectly, its obligations under this Agreement without the prior written consent of SPC. Notwithstanding the foregoing, this Agreement shall be automatically assigned to Kubota Corporation, a Japanese corporation ("Kubota") upon written notice from Kubota and Choten of such assignment together with the copy of the assignment agreement executed by Choten and Kubota. Such assignment will provide that Kubota and Choten are jointly and severally liable for Choten's performance as described under this agreement.

         13.4 SEVERABILITY. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions will nevertheless remain in full force and effect.

         13.5 WAIVER. No waiver of any term or condition of this Agreement will be valid or binding on either party unless agreed to in writing by both parties. The failure of either party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, will in no way be construed to be a present or future waiver of such provision, nor in any way affect the validity of such provision or the right of either party to enforce each and every such provision thereafter.

         13.6 ENGLISH LANGUAGE. This Agreement is in the English language only, which language will be controlling in all respect and all versions in any other language will be for accommodation only and will not be binding upon the parties. All communications and notices to be made or given pursuant to this Agreement will be in the English language.

         13.7 GOVERNING LAW. This Agreement will be governed by and construed under the laws of the State of California. The federal and state courts of Santa Clara County, California will have exclusive jurisdiction and venue to adjudicate any dispute arising out of this Agreement. Choten hereby expressly consents to (a) the personal jurisdiction of the courts of California, and (b) service of process being effected upon it by registered mail sent to the address set forth on the cover page of this Agreement.

         13.8 ARBITRATION. Any dispute between the parties arising out of this Agreement will be settled by arbitration to be held in Santa Clara County, California in accordance with the rules of the American Arbitration Association. The arbitration will be conducted by a single arbitrator mutually selected by the parties. The parties agree that the decision of the arbitrator will be final and binding and may be enforced in any court of competent jurisdiction. The substantially prevailing part in the arbitration of any subsequent litigation will be entitled to recover from the other party all the costs, attorneys' fees and other expenses incurred by such party in the arbitration or litigation. Each party shall have a limited time of three (3) months after service of notice of the Arbitration Demand, to conduct limited discovery as shall be determined by the arbitrator, depending upon the complexity of the issues to be decided at the Arbitration.

         13.9 ENTIRE AGREEMENT. This Agreement, the End-User License, and all exhibits attached hereto together constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersedes in their entirety any and all written or oral agreements previously existing between the parties with respect to the subject matter. Choten acknowledges that it is not entering into this Agreement on the basis of any representations not expressly contained herein.

         13.10 EQUITABLE RELIEF. Choten acknowledges that any breach of its obligations under this Agreement with respect to the proprietary rights or confidential information of SPC will cause SPC irreparable injury for which there are inadequate remedies at law, and therefore SPC will be entitled to equitable relief in addition to all other remedies provided by this Agreement or available at law.

         13.11 DUE EXECUTION. The party executing this Agreement represents and warrants that he or she has been duly authorized under Choten's charter documents and applicable law to execute this Agreement on behalf of Choten and its affiliates.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective on the date specified below.


SOFTWARE PUBLISHING CORPORATION                CHOTEN, INC.


By:_______________________                     By:__________________________


Name:_____________________                     Name:________________________


Title:____________________                     Title:_______________________

                                    EXHIBIT A

                         SPC END USER LICENSE AGREEMENT

                           SOFTWARE LICENSE AGREEMENT

IF AFTER READING THIS SOFTWARE LICENSE AGREEMENT YOU DO NOT ACCEPT OR AGREE TO THESE TERMS, YOU MAY, WITHIN NINETY (90) DAYS, RETURN THIS ENTIRE PACKAGE UNUSED AND UNOPENED TO THE PERSON FROM WHOM YOU ACQUIRED IT FOR A FULL REFUND. Software Publishing Corporation grants you a nonexclusive, nontransferable license to use this copy of the program and accompanying documentation according to the following terms:

LICENSE

FOR THE SOFTWARE PROGRAM YOU MAY:
a. install the program on one computer or network server and concurrently have a single user access the program from such network, and you may make a second copy of the program onto either a home computer or a portable computer provided that the program is installed on a single computer which is used by you at least 80% of the time that the computer is in use;
b.   use as a single concurrent node in a network environment;
c. make one (1) copy of the program in machine readable form solely for backup purposes, provided that you reproduce all proprietary notices on the copy; and
d. physically transfer the program from one computer to another, provided that the program is installed on only one computer at a time except as provided in subsection (a) above.

YOU MAY NOT:
a.   use the program on more than one computer or server at a time;
b. modify, translate, reverse engineer, decompile, disassemble, create derivative works based on, or copy (except for the backup copy) the program or the accompanying documentation;
c. rent, transfer or grant any rights in the program or accompanying documentation in any form to any person without the prior written consent of Software Publishing Corporation; or
d. remove any proprietary notices, labels, or marks on the program and accompanying documentation.

This license is not a sale. Title and copyrights to the program, accompanying documentation and any copy made by you remain with Software Publishing Corporation. Unauthorized copying of the program or the accompanying documentation, or failure to comply with the above restrictions, will result in automatic termination of this license and will make available to Software Publishing Corporation other legal remedies.

UPGRADES

Your use of this upgrade is governed by the terms of this Agreement. If the upgrade replaces a Software Publishing program, you agree to destroy prior versions upon receipt of this upgrade.

LIMITED WARRANTY AND DISCLAIMER

Software Publishing Corporation warrants that, for a period of ninety (90) days from the date of delivery to you as evidenced by a copy of your receipt, the diskettes on which the program is furnished under normal use will be free from defects in materials and workmanship and the program under normal use will perform without significant errors that make it unusable. Software Publishing Corporation's entire liability and your exclusive remedy under this warranty (which is subject to your returning the program to Software Publishing Corporation or an authorized dealer with a copy of your receipt) will be, at Software Publishing Corporation's option, to attempt to correct or help you around errors with efforts which Software Publishing Corporation believes suitable to the problem, to replace the program or diskettes with functionally equivalent software or diskettes, as applicable, or to refund the purchase price and terminate this Agreement.

EXCEPT FOR THE ABOVE EXPRESS LIMITED WARRANTIES, SOFTWARE PUBLISHING CORPORATION MAKES AND YOU RECEIVE NO WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR IN ANY COMMUNICATION WITH YOU, AND SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Software Publishing Corporation does not warrant that the operation of the program will be uninterrupted or error free.

SOME STATES DO NOT ALLOW THE EXCLUSION OF IMPLIED WARRANTIES SO THE ABOVE EXCLUSIONS MAY NOT APPLY TO YOU. THIS WARRANTY GIVES YOU SPECIFIC LEGAL RIGHTS. YOU MAY ALSO HAVE OTHER RIGHTS WHICH VARY FROM STATE TO STATE.

LIMITATION OF LIABILITY

IN NO EVENT WILL  SOFTWARE  PUBLISHING  CORPORATION  BE LIABLE FOR ANY  DAMAGES,
INCLUDING LOSS OF DATA, LOST PROFITS, COST OF COVER OR OTHER SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING FROM THE USE OF THE
PROGRAM OR ACCOMPANYING DOCUMENTATION, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. THIS LIMITATION WILL APPLY EVEN IF SOFTWARE PUBLISHING CORPORATION OR AN AUTHORIZED DEALER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. YOU ACKNOWLEDGE THAT THE LICENSE FEE REFLECTS THIS ALLOCATION OF RISK. SOME STATES DO NOT ALLOW THE LIMITATION OR EXCLUSION OF LIABILITY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES, SO THE ABOVE LIMITATION MAY NOT APPLY TO YOU.

GOVERNMENT RESTRICTED RIGHTS LEGEND

Use, duplication or disclosure by the United States Government is subject to restrictions of Restricted Rights for computer software developed at private expense as set forth in FAR ss. 52.227-19 or DOD FAR Supplement ss. 252.227-7013(c)(1)(ii), and successors thereof, as applicable. Software Publishing Corporation, 3165 Kifer Road, P.O. Box 54983, Santa Clara, CA 95056-0983.

GENERAL

This Agreement will be governed by the law of the State of California, without reference to conflict of laws principles. This Agreement is the entire agreement between us and supercedes any other communications or advertising with respect to the program and accompanying documentation. If any provision of this Agreement is held invalid, the remainder of this Agreement shall continue in full force and effect. If you have any questions, please contact in writing:Software Publishing Corporation Customer Service, P.O. Box 54983 Santa Clara, CA 95056-0983. Return of the registration card is required for:
o notices of updates and  enhancements
o  eligibility  for  customer  service and product support

                                    EXHIBIT B

                   TRANSLATION SCHEDULE AND QUALITY STANDARDS


TRANSLATION SCHEDULE:

     Choten will complete and deliver to SPC all materials as indicated in the Agreement and this exhibit for the full translation of each of SPC's products as indicated below:

Completion Date       Product
---------------       -------
      7/1/95 Harvard Graphics for Windows V3.xJ, NEC 9800 series (HGW 3.xJN)

      7/1/95           Harvard Graphics for Windows V3.xJ, IBM compatible (HGW
                       3.xJI);

      TBD Harvard Graphics for Windows V3.xJ, Upgrade NEC 9800 series (HGW 3.xJNU);

      TBD Harvard Graphics for Windows V3.xJ, Upgrade IBM compatible (HGW 3.xJIU),

      TBD Harvard Graphics for Windows V3.xJ, OEM Products, NEC 9800 series (HGW 3.xJNO); and

      TBD Harvard Graphics for Windows V3.xJ, OEM Products, IBM compatible (HGW 3.xJIO).
Quality Standards:

      Translation of all SPC products by Choten as indicated above will include the following (in addition to the specifications set forth in the Agreement):

1. Translation will include language enablement of the software program to accommodate Japanese characters and fonts;

2.    Translation will include the translation from English into Japanese of:
           -    the End-User License;
           -    the instruction manuals;
           -    the product packaging; and
           - the screens, messages, menus and any other components of the user interface of the product.

3. Clipart and other standard images may be added to show Japanese representations.

4. Translation will include certain additional features to be mutually agreed to by SPC and Choten that are important in the Japanese market (such as doughnut charts, radar charts, import/export of Japanese file formats and others).

                                    EXHIBIT C

                          SPC CONFIDENTIALITY AGREEMENT

            SOFTWARE PUBLISHING CORPORATION CONFIDENTIALITY AGREEMENT


     This Agreement is effective as of the 1st day of January, 1995 between Software Publishing Corporation ("SPC") and Choten Inc. ("Choten").

      SPC is in the business of developing, manufacturing and marketing business application software products, and Choten is in the business of translating and distributing software products in Japan and in other markets. In order for Choten to localize and distribute SPC's product in Japan (the "Business Purpose"), as contemplated in that certain Localization and Distribution
Agreement between the parties effective on the same date herewith (the "Localization Agreement"), Choten and SPC recognize that there is a need to disclose to Choten certain confidential information of SPC to be used only for the Business Purpose and to protect such confidential information from unauthorized use and disclosure.

      In consideration of the disclosure of such information by SPC, Choten agrees as follows:

      1. CONFIDENTIAL INFORMATION. This Agreement will apply to all confidential and proprietary information disclosed by SPC to Choten, including but not limited to trade secrets and confidential and proprietary information of SPC, all inventions, designs, trademarks, formulas, processes, trade secrets, ideas and copyrightable works, and other intellectual property rights, including source code, derivative works and enhancements to any of SPC's products, and other proprietary information and materials from SPC including knowledge about SPC's business, products, programming techniques, experimental work, customers, clients and suppliers (the "Confidential Information").

      2. OBLIGATIONS. Choten agrees (i) to hold SPC's Confidential Information in strict confidence, (ii) not to disclose such Confidential Information to any third parties, and (iii) not to use any Confidential Information for any purpose except for the Business Purpose. Choten may disclose the Confidential Information to its responsible employees with a bona fide need to know, but only to the extent necessary to carry out the Business Purpose. Choten agrees to instruct all such employees not to disclose such Confidential Information to third parties, including consultants, without the prior written permission of SPC.

     3. DEEMED NOT CONFIDENTIAL. Confidential Information will not include information which:



              (i) is now, or hereafter becomes, through no act or failure to act on the part of Choten, generally known or available to the public;

              (ii) was acquired by Choten before receiving such information from SPC and without restriction as to use or disclosure;

              (iii) is hereafter rightfully furnished to Choten by a third party without restriction as to use or disclosure; or

              (iv) is disclosed with the prior written consent of SPC.

     4. RETURN OF INFORMATION. Upon SPC's request, Choten will promptly return to SPC all tangible items containing or consisting of SPC's Confidential Information and all copies thereof.

     5. NO GRANT OF RIGHTS. Choten recognizes and agrees that nothing contained in this Agreement will be construed as granting any rights to Choten, by license or otherwise, to any Confidential Information except as specified in this Agreement.

      6. OWNERSHIP. Choten acknowledges that all Confidential Information is owned solely by SPC (or its licensors) and that the unauthorized disclosure or use of such Confidential Information would cause irreparable harm and significant injury, the degree of which may be difficult to ascertain. Accordingly, Choten agrees that SPC will have the right to obtain an immediate injunction enjoining any breach of this Agreement, as well as the right to pursue any and all other rights and remedies available at law or in equity for such a breach.

      7. MISCELLANEOUS. This Agreement will be construed, interpreted, and applied in accordance with the substantive laws of the State of California. This Agreement and the Localization Agreement are the complete and exclusive statement regarding the subject matter of this Agreement and supersede all prior agreements, understandings and communications, oral or written, between the parties regarding the subject matter of this Agreement.

     8. TERM. This Agreement will remain in effect for seven years from the date of the last disclosure of Confidential Information, at which time it will terminate.

                                    EXHIBIT D

                               FORM OF ASSIGNMENT

      For good and valuable consideration, the adequacy of which is hereby acknowledged, Choten Inc. ("Choten") hereby assigns to Software Publishing Corporation ("SPC") all right, title and interest (including without limitation all copyrights, trade secret rights, patent rights and other proprietary rights) in and to the Japanese language version of the following SPC products - each of which were translated into Japanese by Choten for SPC under the terms of that certain Localization and Distribution Agreement between the parties effective as of January 1, 1995:

      (a)       Harvard Graphics for Windows V3.xJ, NEC 9800 series (HGW 3.xJN);

      (b)       Harvard Graphics for Windows V3.xJ, IBM compatible (HGW 3.xJI);

      (c) Harvard Graphics for Windows V3.xJ, Upgrade NEC 9800 series (HGW 3.xJNU);

      (d)       Harvard Graphics for Windows V3.xJ,  Upgrade IBM compatible (HGW
                3.xJIU),

      (e) Harvard Graphics for Windows V3.xJ, OEM Products, NEC 9800 series (HGW 3.xJNO); and

      (f) Harvard Graphics for Windows V3.0J, OEM Products, IBM compatible (HGW 3.xJIO).

      Notwithstanding the foregoing, if the assignment of any portion of any elements of the localized version of the Products, documentation, tools or any other items shall require the consent of any third party, such assignment shall be subject to and effective as of the granting of such consent. SPC shall be responsible for obtainig such third-party consents, provided that Choten shall assist SPC as is reasonable necessary, at SPC's expense, in obtaining such third party consents. THE ASSIGNING ASSETS ARE ASSIGNS OR TRANSFERS AS IS, WHERE IS AND CHOTEN MAKES NO WARRANTY RELATING TO THE ASSIGNING ASSETS, EXPRESS OR IMPLIED, AND EXPRESSLY EXCLUDED ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

                                    CHOTEN INC.

                                    By:__________________________


                                    Name:________________________


                                    Title:_______________________

                                    EXHIBIT E

                       MARKETING AND DISTRIBUTION PROGRAMS


Choten Inc. will invest the following minimum amounts in marketing the product HGW 3.0J N/I during the periods listed below:

MARKETING SPENDING UNTIL PRODUCT AVAILABILITY

1.    Press conferences and seminars Tokyo and Osaka $50k
2.    Collateral, catalog, etc (10,000 initial issues) $100k
3.    Advertisements (4 magazines over 3 months + set up) $130k
4.    Launch training logistics, material, equipment, etc. $60k

Total through product availability is $340k

MARKETING SPENDING FOR THE 12 MONTHS AFTER AVAILABILITY

1.    Advertisements (4 magazines over 12 months + set up)  $490k
2.    Seminars (1 per month) $60k
3.    Exhibitions (3 major shows) $150k
4.    Direct mail campaign $50k

Total for 12 months after product availability $750k

Total spending $one million and ninety thousand dollars

                                    EXHIBIT F

                                   SALES GOALS

PRODUCT             1995          1996           1997          1998
-------------------------------------------------------------------
HGW 3.xJ N/I         TBD           TBD            TBD          TBD
HGW 3.xJ N/IU        TBD           TBD            TBD          TBD
HGW 3.xJ N/I Office  TBD           TBD            TBD          TBD
Total K Units        TBD           TBD            TBD          TBD


Unit Sales Forecast for 1995 will be mutually agreed upon within 30 days of the Effective Date.


PRODUCT              Q1            Q2             Q3            Q4
HGW 3.xJ N/I         TBD           TBD            TBD          TBD
HGW 3.xJ N/IU        TBD           TBD            TBD          TBD
HGW 3.xJ N/I Office  TBD           TBD            TBD          TBD
Total K Units        TBD           TBD            TBD          TBD

                                    EXHIBIT G

                               SUPPORT COMMITMENTS


TECHNICAL SUPPORT

Choten Inc. will provide a dedicated end user and dealer hot line to provide first level support to all users of Harvard Graphics in Japan. The hot line will be open during normal working hours and will be manned by suitable qualified staff.

SALES AND MARKETING SUPPORT

Choten Inc. will provide the following dedicated resources in addition to all general sales and administrative functions.

JAPAN BASED

Marketing Programs Manager (1)
Pre sales support specialist (2)

                                    EXHIBIT H

                       Royalty Payments; Minimum Royalties


PRODUCTS      ROYALTY BASE               CURRENT PRICE    RATE    ROYALTY/UNIT

HGW 3.xJN/I   Recommended Retail Price     Y58,000       17.5%      Y10,150
                set by Choten

HGW 3.xJN/I   Recommended Retail Price     Y20,000       17.5%       Y3,500

Major Upgrade Recommended Retail Price       TBD         17.5%         TBD

Minor Upgrade Free of Charge

OEM           Sales amount deduct            TBD         17.5%         TBD
Component       cost of goods


"Major Upgrades" shall mean upgrades, modifications, additions and substitutions to the Products that result in substantial performance, structural, or functional improvements or additions for which SPC, in its sole discretion, imposes a separate charge on end users of the Products. These consist of version upgrades for current users of the Product or competitive upgrades for users of a competing products.

"Minor Upgrades" shall mean all corrections, upgrades, updates, modifications, additions and substitutions to the Products which may from time to time be distributed by SPC to end users of the Products without imposition of an additional charge, but shall not include the Major Upgrades.